June 12, 2008

Mr. Andrew L. Sole
Mr. Joseph S. Criscione
Managing Members
Esopus Creek Advisors LLC
500 Fifth Avenue
Suite 2620
New York, New York 10110

Gentlemen:

I am responding to your letter dated June 9, 2008 on behalf of the Board of Directors of Syms Corp.

At the outset, the Board notes that you chose to immediately issue a press release containing the text of your letter without affording us an opportunity to reply to you.  While you may believe that your public posturing will further whatever "agenda" you may have, your tactics are not conducive to fostering the constructive dialogue I would have hoped you sought.  Indeed, your gratuitous insults, unnecessary invective and incorrect and inflammatory innuendo serve no purpose other than to cause us to wonder what your true motives are in writing to us.

As to the substance of your letter, Robert Louis Stevenson also once said, [m]an is a creature who lives not upon bread alone, but primarily by catchwords."  While your letter has more than its fair share of catchwords, I can assure you that it is devoid of substance.

All of our public disclosures are fully accurate and the filings we make with the SEC fully comply with United States generally accepted accounting principles and the SEC's other disclosure rules.   The information that you complain is missing from our public filings either may be found within them or has not been included because it is immaterial to Syms' financial condition and results of operations.  Surely you must understand that not every bit of information you manage to unearth having "donned your miner's hat" ought to be included in a public company's SEC reports; indeed, to do so would overwhelm the users of the reports with an avalanche of minutiae, causing them to miss the forest for the trees.

Under the circumstances, we do not believe it behooves us to refute each and every one of your accusations on a line-by-line basis.  We think that our time would be much better spent "minding the store" - both literally and figuratively.

SYMS Corp   ·   One Syms Way, Secaucus, NJ 07094   ·   (201) 902 – 9600
WWW.SYMS.COM

                      Nevertheless, we will respond to your principal (although by no means most fanciful) allegation.  Our Company owns slightly in excess of two million square feet of real estate. As disclosed in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, approximately 919,000 square feet of owned space are used in direct retail store operations. As disclosed in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, each store contains between approximately 2,000 to 12,000 square feet for inspection and ticketing of merchandise and administrative functions (or an aggregate of about 288,000 square feet).  As disclosed in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, our Secaucus, New Jersey facility contains approximately 277,000 square feet of warehouse and distribution space and 34,000 square feet of office space. As disclosed in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, two stores (which aggregate approximately 150,000 square feet) have been closed and are available for sale.  Thus, our Annual Report on Form 10-K for the fiscal year ended March 1, 2008 clearly discloses the current use of over 1.6 million square feet of Company-owned real estate.

The remaining 391,000 square feet of Company owned real estate is not material to the Company's financial condition or results of operations.  The annual net income (net of expenses) generated by the lease to third parties of about 85% of that space (the remainder is unoccupied), is included within SG&A and reduced reported expenses for the fiscal year ended March 1, 2008 by less than 2%.

As you can see, your allegation that we "have understated our real estate assets by a whopping 33%" and that we have "fail[ed] to disclose [a] material amount of additional real estate" is just plain wrong.

It is also just plain wrong that our independent directors have declined to meet with you.  As you well know, our independent directors had accepted your invitation that we meet, but were unable to do so on the time schedule you requested.   So that there will be no misunderstanding, let me make our position crystal clear: the directors of Syms Corp are willing to meet with you or any other shareholder who has constructive ideas that might benefit the Company.

Lastly, frankly, it is time we called a spade a spade.  Syms Corp operates a chain of off-price retail stores.  It is not a real estate development company, and will not become one, no matter how much you wish it were otherwise.

At such point as you choose to take the high road, present your concerns in an appropriate manner and give us reason to believe that you wish to engage in a good faith dialogue, we will set up a meeting at a mutually convenient time and place.

Very truly yours,

Marcy Syms

SYMS Corp   ·   One Syms Way, Secaucus, NJ 07094   ·   (201) 902 – 9600
WWW.SYMS.COM